Exhibit 3.1
CERTIFICATE OF LIMITED PARTNERSHIP
OF
EL PASO PIPELINE PARTNERS, L.P.

     This Certificate of Limited Partnership of El Paso Pipeline Partners, L.P. (the “Partnership”) is executed and filed pursuant to the provisions of Section 17-201 of the Delaware Revised Uniform Limited Partnership Act (“DRULPA”) by El Paso Pipeline GP Company, L.L.C., a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. The General Partner DOES HEREBY CERTIFY as follows:
ARTICLE I
NAME
     The name of the limited partnership shall be El Paso Pipeline Partners, L.P. (hereinafter, the “Company”).
ARTICLE II
POWER
     The Company shall have all the powers accorded to a limited partnership organized under the DRULPA.
ARTICLE III
PURPOSE
     The purpose for which the Company is organized is to transact any and all lawful business for which a limited partnership may be organized under the DRULPA.

ARTICLE IV
GENERAL PARTNER
     The name and mailing address of the general partner is as follows:

Name	Address

El Paso Pipeline GP Company, L.L.C.	1001 Louisiana Street
Houston, Texas 77002
ARTICLE V
PARTNERSHIP AGREEMENT
     The partners shall adopt the Partnership Agreement (the “Agreement”) that shall govern the operations of the Company and shall provide for all the terms and conditions for the governance of the Company not inconsistent with any rule of law or equity or with this Certificate and may be altered, amended, restated, or repealed by the Company in the manner set forth therein.
ARTICLE VI
INDEMNIFICATION
     Subject to such standards and restrictions as are set forth in the Agreement, the Company shall have the power and authority to indemnify and hold harmless any general partner, limited partner, officer, director , or any other person against any and all claims and demands whatsoever to the fullest extent permitted by law.
ARTICLE VII
REGISTERED OFFICE
AND REGISTERED AGENT
     The address of the registered office of the Partnership in the State of Delaware and the name and address of the registered agent of the Partnership required to be maintained by Sectioin 17-104 of the Act at such address are as follows:

Name and Address of	Address of
Registered Agent:	Registered Office:

The Corporation Trust Company	Corporation Trust Center
Corporation Trust Center	1209 Orange Street
1209 Orange Street	Wilmington, New Castle
Wilmington, New Castle	County, Delaware 19801
County, Delaware 19801
     IN WITNESS WHEREOF, the General Partner has executed this Certificate of Limited Partnership as of the 1st day of August 2007.

GENERAL PARTNER: EL PASO PIPELINE GP COMPANY, L.L.C.
By:	/s/ James C. Yardley
James C. Yardley, President

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